Filed pursuant to Rule 433
June 11, 2008
Relating to
Preliminary Prospectus Supplement dated June 11, 2008 to
Prospectus dated October 3, 2007
Registration Statement No. 333-146483
Duke Energy Corporation
5.65% Senior Notes due 2013
6.25% Senior Notes due 2018
Pricing Term Sheet

Issuer:	Duke Energy Corporation
Ratings (Moody’s/ S&P):	Baa2/BBB+
Settlement:	June 16, 2008 (T+3)
Trade Date:	June 11, 2008
Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing December 15, 2008
Security Description:	5.65% Senior Notes Due 2013	6.25% Senior Notes Due 2018
Principal Amount:	$250,000,000	$250,000,000
Maturity:	June 15, 2013	June 15, 2018
Coupon:	5.65%	6.25%
Benchmark Treasury:	3.500% due 5/31/2013	3.875% due 5/15/2018
Benchmark Treasury Yield:	3.496%	4.085%
Spread to Benchmark Treasury:	+220 bps	+220 bps
Yield to Maturity:	5.696%	6.285%
Initial Price to Public:	99.803% per Note	99.743% per Note
Redemption Provisions:
Make-Whole Call:	+40 bps	+40 bps
Denominations:	$2,000 or any integral multiple of $1,000 in excess thereof	$2,000 or any integral multiple of $1,000 in excess thereof
CUSIP:	26441C AA3	26441C AB1
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Lehman Brothers Inc.
Co-Managers	Citigroup Global Markets Inc. Lazard Capital Markets LLC Scotia Capital (USA) Inc. Sun Trust Robinson Humphrey, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at (800) 221-1037, Goldman, Sachs & Co. at (866) 471-2526 or Lehman Brothers Inc. toll-free at (888) 603-5847.